Free Writing Prospectus
Filed Pursuant to Rule 433
Registration No. 333-84276
CenturyTel, Inc.
$250,000,000 5.50% Senior Notes, Series O, due 2013
Pricing Term Sheet
Date: March 26, 2007

Issuer:	CenturyTel, Inc.
Principal Amount:	$250,000,000
Security:	$250,000,000 5.50% Senior Notes, Series O, due 2013
Maturity:	April 1, 2013
Coupon:	5.50%
Issue Price:	99.868%
Yield to maturity:	5.526%
Spread to Benchmark Treasury:	1.05%
Benchmark Treasury:	T 4.625% due February 29, 2012
Benchmark Treasury Yield:	4.476%
Interest Payment Dates:	April 1 and October 1, commencing October 1, 2007
Interest Calculation Convention:	30/360
Denominations:	$2,000 minimum x $1,000
Terms:	Except as otherwise contemplated by this pricing term sheet, the 5.50% Senior Notes, Series O, due 2013 will be governed by the terms applicable to the Company’s Senior Notes, Series N, described under the caption “Description of the Notes” in the Preliminary Prospectus Supplement dated March 26, 2007 relating to the offer of the Company’s Senior Notes, Series N.
Optional Redemption:	At any time at greater of Par and Make-Whole at discount rate of Treasury plus 15 basis points.
No Special Mandatory Redemption:	CenturyTel, Inc. will not be required to redeem the 5.50% Senior Notes, Series O, due 2013 on the terms described under the caption “Description of the Notes—Special Mandatory Redemption” in the Preliminary Prospectus Supplement dated March 26, 2007 relating to the offer of the Company’s Senior Notes, Series N.

Settlement Date:	T+3; March 29, 2007
Anticipated Ratings:	BBB by Standard & Poor’s Ratings Services
Baa2 by Moody’s Investors Service, Inc.
Joint Book-Running Managers:	Banc of America Securities LLC
J.P. Morgan Securities Inc.
Lehman Brothers Inc.
Wachovia Capital Markets, LLC
Senior Co-Manager:	Goldman, Sachs & Co.
Co-Managers:	Barclays Capital Inc.
Lazard Capital Markets LLC
Morgan Keegan & Company, Inc.
Morgan Stanley & Co. Incorporated
SunTrust Capital Markets, Inc.
The Williams Capital Group, L.P.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Banc of America Securities LLC toll free at 1-800-294-1322, J.P. Morgan Securities Inc. collect at 212-834-4533, Lehman Brothers Inc. toll free at 1-888-603-5847, or Wachovia Capital Markets, LLC at 1-866-289-1262.
Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.